Filed Pursuant to Rule 424(b)(2)
Registration Statement No.: 333-156700

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price	Registration Fee(1)
Common Stock, par value $0.01	$100,000,000	$5,580

(1) Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 13, 2009)

Huntington Bancshares Incorporated
$100,000,000
Common Stock

This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, par value $0.01 per share, having an aggregate offering price of up to $100,000,000 through Goldman, Sachs & Co., as our sales agent, or to Goldman, Sachs & Co., for resale.

Our common stock is listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HBAN”. The last reported sales price of our common stock as reported on the Nasdaq on April 23, 2009 was $3.47 per share.

These shares of common stock will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The shares of our common stock to which this prospectus supplement relates generally will be offered and sold through Goldman, Sachs & Co., as our sales agent, or to Goldman, Sachs & Co., for resale, over a period of time and from time to time in transactions at then-current market prices, pursuant to an equity distribution agreement. Accordingly, an indeterminate number of shares of common stock will be sold up to the number of shares that will result in the receipt of gross proceeds of up to $100,000,000; except in no event will we issue more than an aggregate of 39,539,332 shares of common stock. We will pay Goldman, Sachs & Co. a commission, or allow discount, as the case may be, in each case equal to 2% of the gross proceeds of the shares sold pursuant to this prospectus supplement. The net proceeds we receive from the sale of the shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other costs we may incur in issuing the shares. See “Plan of Distribution” for further information.

Investing in the shares of our common stock involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus Supplement dated April 23, 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” below.

All references in this prospectus supplement to “Huntington”, “we”, “us”, “our” or similar references mean Huntington Bancshares Incorporated and its successors, and include our consolidated subsidiaries where the context so requires.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, which we refer to in this document as the “SEC”. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 13, 2009);

•	Current Reports on Form 8-K filed on April 21, 2009 (other than the sections labeled “Performance Overview” and “2009 Expectations” included in the press release filed as Exhibit 99.1 thereto), April 6, 2009, March 30, 2009, March 25, 2009, March 24, 2009, February 18, 2009 (the Item 8.01 8-K only), February 4, 2009, January 23, 2009, January 22, 2009 and January 16, 2009; and

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules except with respect to the portions of the April 21, 2009 Current Report on Form 8-K as described above.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference before making an investment decision.

Huntington Bancshares Incorporated

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another in Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

At March 31, 2009, we had, on a consolidated basis, total assets of $51,702,125,000, total deposits of $39,070,273,000 and stockholders’ equity of $4,814,736,000.

Our principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

Recent Developments

On April 21, 2009, we reported our operating results for the three months ended March 31, 2009. The following presents an overview of those operating results.

We reported a net loss for the quarter of $2,433.2 million, or $6.79 per common share, compared with a net loss of $417.3 million, or $1.20 per common share, reported in the 2008 fourth quarter, and net income of $127.1 million, or $0.35 per common share, reported in the 2008 first quarter.

Specific significant items impacting 2009 first quarter performance are described below. These significant items are subject to the risks and uncertainties relating to our business described under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008:

•	Noncash $2,602.7 million pre-tax ($7.09 per common share) negative impact from goodwill impairment;

•	$0.08 per common share negative impact resulting from the previously announced conversion of 114,109 shares of our Series A Preferred Stock into common stock; and

•	$159.9 million one-time tax benefit ($0.44 per common share) related to the previously announced restructuring with Franklin Credit Management (which we refer to as the Franklin relationship).

Highlights of the 2009 first quarter performance include the following:

•	Fully-taxable equivalent net interest income decreased $38.9 million, or 10%, from the 2008 fourth quarter, which reflected a 21 basis point decline in the net interest margin to 2.97% from

3.18%. The decline in fully-taxable equivalent net interest income also reflected a 2% decline in average earning assets with average total loans and leases decreasing $0.6 billion, or 1%, reflecting declines in commercial and automobile loans and leases, and other earning assets, which includes investment securities, declining 7%. Fully-taxable equivalent net interest income decreased $41.2 million, or 11%, from the year-ago quarter.

•	Average total deposits increased $0.6 billion, or 2%, from the 2008 fourth quarter and reflected $0.8 billion, or 2%, growth in average total core deposits which was partially offset by a 3% decrease in noncore deposits. Average total deposits increased $0.3 billion from the year-ago quarter.

•	Provision for credit-losses in the 2009 first quarter was $291.8 million, down $430.8 million from the 2008 fourth quarter, as that quarter included $438.0 million of provision expense related to our Franklin relationship. The provision for credit losses in the current quarter was $203.2 million higher than in the year-ago quarter.

•	Non-interest income increased $172.0 million from the 2008 fourth quarter, primarily reflecting an improvement in securities gains and an increase in mortgage banking. Non-interest income increased $3.4 million, or 1%, from the year-ago quarter.

•	Non-interest expense increased $2,579.7 million from the 2008 fourth quarter, primarily due to the $2,602.7 million goodwill impairment charge. Non-interest expense increased $2,599.3 million from the year-ago quarter.

•	Provision for income taxes was a benefit of $251.8 million, which included the $159.9 million tax benefit resulting from the Franklin restructuring.

•	Total net charge-offs of $341.5 million, or an annualized 3.34% of average total loans and leases, down significantly from $560.6 million, or an annualized 5.41%, in the 2008 fourth quarter. First quarter 2008 net charge-offs were $48.4 million, or an annualized 0.48%. Both the 2009 first quarter and the 2008 fourth quarter included Franklin-related commercial loan charge-offs of $128.3 million and $423.3 million, respectively. Because the 2009 first quarter charge-offs utilized the $130.0 million Franklin-specific reserve that existed at December 31, 2008, these charge-offs had no material impact on related provision for credit loss or earnings impact in the 2009 first quarter.

•	Nonaccrual loans (NALs) were $1,553.1 million at March 31, 2009 and represented 3.93% of total loans and leases, was up 3% from the $1,502.1 million, or 3.66%, NAL at December 31, 2008, and up from the $377.4 million, or 0.92%, NAL at the end of the year-ago period. The current quarter’s restructuring of the Franklin relationship, resulted in a net $249 million net reduction in NALs. See “We still face risks relating to the Franklin Credit Management relationship notwithstanding the restructuring announced on March 31, 2009” under the section entitled “Risk Factors — Risks Relating to Our Business, Supplementing the “Risk Factors” in Our 2008 Annual Report on Form 10-K” below.

•	Nonperforming assets (NPAs), which include NALs, were $1,775.7 million at March 31, 2009, and represented 4.46% of related assets. This was up 8% from $1,636.6 million, or 3.97% of related assets, of NPAs at year end. This was significantly higher than the $520.4 million NPAs, or 1.26% of related assets at the end of the year-ago period.

•	The allowance for loan and lease losses (ALLL) was $838.5 million, or 2.12% of period-end loans and leases, down from $900.2 million, or 2.19%, at December 31, 2008, but up from $627.6 million, or 1.53%, a year ago. The decrease from the end of the prior quarter reflects the impact of using the previously established $130.0 million Franklin specific reserve to absorb related net charge-offs due to the current quarter’s Franklin restructuring. The ALLL as a percent of NALs was 54% at March 31, 2009, down from 60% at December 31, 2008 and from 166% a year ago. The on-going correction in real estate prices and reduced levels of sales and, more generally, the sustained economic weakness of our Midwest markets and the impact of higher unemployment rates affected such decline, and continued turbulence in the capital and credit markets may adversely affect our liquidity and financial condition. See “During the first quarter of 2009, our commercial and residential real estate and real estate-related portfolios have continued to be affected by the on-going correction in real estate prices and reduced levels of sales and, more generally, all of our loan portfolios have been affected by the sustained economic weakness of our Midwest markets and the impact of higher unemployment rates” and “Economic conditions may adversely affect our liquidity and financial condition” under the section entitled “Risk Factors — Risks Relating to Our Business, Supplementing the “Risk Factors” in Our 2008 Annual Report on Form 10-K” below.

•	The allowance for unfunded loan commitments and letters of credit (AULC) was $47.0 million, up from $44.1 million at December 31, 2008, but down from $57.6 million at the end of the year-ago quarter.

•	At March 31, 2009, our regulatory Tier 1 and Total risk-based capital ratios were 11.03% and 14.19%, up from 10.72% and 13.91%, respectively, at December 31, 2008. Both ratios remain well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively.

•	Tangible common equity to tangible asset ratio at March 31, 2009, was 4.65%, up from 4.04% at the end of the 2008 fourth quarter and tangible common equity to risk weighted asset ratio at March 31, 2009, was 5.19% up from 4.39% at the end of the 2008 fourth quarter. In light of the fact that the financial and credit operating environment is likely to remain challenging and may deteriorate, we anticipate that, subject to market conditions, we are likely to raise additional capital, including common equity, in addition to the amount to be raised under this program, in order to further bolster our capital ratios in a manner consistent with the capital actions announced to date. Such actions would have a dilutive effect on the existing holders of our common stock and may adversely affect the market price of our common stock. See “We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock” under the section entitled “Risk Factors — Risks Relating to Our Business, Supplementing the “Risk Factors” in Our 2008 Annual Report on Form 10-K” below.

The Offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus supplement entitled “Description of Capital Stock”.

Issuer	Huntington Bancshares Incorporated, a Maryland corporation.

Common stock offered	Shares of common stock, par value $0.01 per share, having aggregate sales proceeds of up to $100,000,000; subject to a maximum of 39,539,332 shares of common stock.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including (without limitation) for possible repurchases of debt securities.

Risk factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Market and trading symbol for the common stock	Our common stock is listed and traded on the Nasdaq under the symbol “HBAN”.

RISK FACTORS

An investment in shares of our common stock is subject to certain risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

Risks Relating to Our Business, Supplementing the “Risk Factors” in Our 2008 Annual Report on Form 10-K

During the first quarter of 2009, our commercial and residential real estate and real estate-related portfolios have continued to be affected by the on-going correction in real estate prices and reduced levels of sales and, more generally, all of our loan portfolios have been affected by the sustained economic weakness of our Midwest markets and the impact of higher unemployment rates.

As set forth under “Recent Developments”, credit quality performance continued to be under pressure during the first quarter of 2009, with non-accrual loans and non-performing assets (which include non-accrual loans) both increasing at March 31, 2009 as compared to December 31, 2008 and March 31, 2008. The allowance for loan and lease losses of $838.5 million at March 31, 2009 was 2.12% of period-end loans and leases and 54% of period-end non-accrual loans and leases.

Our business depends on the creditworthiness of our customers and the value of the assets securing our loans to them. Our commercial and residential real estate and real estate-related portfolios have continued to be affected by the on-going correction in real estate prices and reduced levels of sales. More generally, all of our loan portfolios, particularly our construction and commercial real estate loans, have been affected by the sustained economic weakness of our Midwest markets and the impact of higher unemployment rates. We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. There is no certainty that the allowance for loan and lease losses will be adequate over time to cover credit losses in the portfolio because of continued adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, our business, financial condition, liquidity, capital, and results of operations could be materially adversely affected.

Bank regulators periodically review our allowance for loan and lease losses and may require us to increase our provision for loan and lease losses or loan charge-offs. Any increase in our allowance for loan and lease losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and our financial condition.

In particular, an increase in our allowance for loan and lease losses would result in a reduction in the amount of our tangible common equity. Given the focus on tangible common equity, we may be required to raise additional capital through the issuance of common stock as a result of an increase in our allowance for loan and lease losses. As described below, an increase in our capital through an issuance of common stock could have a dilutive effect on the existing holders of our common stock, including purchasers of common stock in this offering, and adversely affect the market price of our common stock.

Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operation, liquidity or stock price.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”) announced last fall and the new Capital Assistance Program (“CAP”) announced this spring, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits, and the U.S. Congress, through the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, have imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs.

These programs subject us and other financial institutions who participate in them to additional restrictions, oversight and costs that may have an adverse impact on our business, financial condition, results of operations or the price of our common stock. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including as relates to compensation, interest rates, the impact of bankruptcy proceedings on consumer real property mortgages and otherwise. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We continually evaluate opportunities to access capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and anticipate that, subject to market conditions, we are likely to take further capital actions in addition to issuance of the shares offered by this prospectus supplement. Such actions may include opportunistically retiring our outstanding securities, including our subordinated debt, trust preferred securities and preferred shares in open market transactions, privately negotiated transactions or public offers for cash or common shares, as well as the issuance of additional shares of common stock in public or private transactions in order to increase our capital levels above the requirements for a well-capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets.

In addition, both Huntington and The Huntington National Bank are highly regulated, and our regulators could require us to raise additional common equity in the future, whether under the CAP or otherwise. While we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the CAP, it is possible that the U.S. Treasury could extend the CAP assessment (and related potential requirement to raise additional capital privately or through the CAP) to other institutions, including Huntington, or that we could voluntarily apply to participate in CAP. Furthermore, both we and our regulators regularly perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments we could determine, or our regulators could require us, to raise additional capital. Any such capital raise could include, among other things, the potential issuance of common equity to the public, the potential issuance of common equity to the government under the CAP or the conversion of our existing Series B Preferred Stock to common equity. There could also be market perceptions that we need to raise additional capital, whether as a result of public disclosures that may be made regarding the CAP stress test methodology or otherwise, and, regardless of the outcome of any stress test or other stress case analysis, such perceptions could have an adverse effect on the price of our common stock.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to stockholders of our common stock, including purchasers of common stock in this offering. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock or securities convertible into or exchangeable for common stock made after this offering or in anticipation of such sales.

We still face risks relating to the Franklin Credit Management relationship notwithstanding the restructuring announced on March 31, 2009.

On March 31, 2009, we announced a restructuring of the Franklin relationship. As a result of the restructuring, which is described in the Current Report on Form 8-K that we filed with the SEC on April 6, 2009, the $615 million non-accrual loan to Franklin Capital Management reflected on our consolidated balance sheet immediately prior to the restructuring was replaced by $494 million of residential mortgage loans secured by first and second liens and $80 million of other real estate owned (recorded at fair value) that had previously been assets of Franklin or its subsidiaries and pledged to secure our loan to Franklin Capital Management. Of the $494 million of residential mortgage loans, $366 million were non-accrual loans at March 31, 2009. There can be no assurances that these loans, liens and other real estate owned will not suffer further losses over time.

The restructuring also gave rise to a $159.9 million deferred tax asset and an equal amount of income and equity that was included in our operating results for the quarter ended March 31, 2009. While we believe that our position regarding the deferred tax asset and related income recognition is correct, that position is not free from challenge.

Economic conditions may adversely affect our liquidity and financial condition.

In the past year, significant declines in the values of mortgage-backed securities and derivative securities issued by financial institutions, government sponsored entities, and major commercial and investment banks have led to decreased confidence in financial markets among borrowers, lenders, and depositors, as well as disruption and extreme volatility in the capital and credit markets and the failure of some entities in the financial sector. As a result, many lenders and institutional investors have reduced or ceased to provide funding to borrowers. Continued turbulence in the capital and credit markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with us.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

As a bank holding company we are subject to extensive regulation, supervision and examination by the Federal Reserve. The Huntington National Bank is subject to examination and supervision by the Office of the Comptroller of the Currency. Its domestic deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation, which also has certain regulatory and supervisory authority over it. Our other subsidiaries are also subject to examination by other federal and state agencies, including, in the case of certain securities and investment management activities, regulation by the SEC and the Financial Industry Regulatory Authority. See “Business — Regulatory Matters” in our Form 10-K.

Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, the adequacy of a bank’s allowance for loan losses or imposing additional capital requirements. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. We believe that we are in substantial compliance with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. For example, the Federal Reserve is currently considering two alternative proposals which, if implemented, would impose further regulation of overdraft fees and practices. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Risks Related to the Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	actions by our current stockholders, including sales of common stock by existing stockholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to stockholders of our common stock. For instance, exercise of the warrant issued to the U.S. Treasury in connection with our participation in the U.S. Treasury Department’s CPP would dilute the value of our common shares. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. The Huntington National Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. As a result, for the year ended December 31, 2008, The Huntington National Bank did not pay any cash dividends to us and at December 31, 2008, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. As a result of the impact of the goodwill impairment recorded during the first quarter of 2009 on the undivided profits of The Huntington National Bank, we believe that the bank will require regulatory approval to pay dividends to us for the foreseeable future. We don’t believe that the bank will receive regulatory approval to pay dividends to us in the near future, and there can be no assurances that we will receive such approval at any time during the duration of the dividend restriction.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of The Huntington National Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if The Huntington National Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if The Huntington National Bank became “under-capitalized” for purposes of the OCC “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008, The Huntington National Bank was in compliance with all regulatory capital requirements and considered to be “well-capitalized”.

In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.

The common stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our common stock may be limited.

Shares of the common stock are equity interests in Huntington and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on Huntington with respect to assets available to satisfy claims on Huntington, including in a liquidation of Huntington. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of the Series A Preferred Stock and the Series B Preferred Stock (which are described in more detail in the section entitled “Description of Capital Stock”), our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock or the Series B Preferred Stock. In addition, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third-parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our common stock dividend above $0.1325 except in limited circumstances. Our board of directors is authorized to cause us to issued additional classes or series of preferred stock without any action on the part of the stockholders. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. As described in more detail in the section entitled “Dividend Policy”, we recently reduced our quarterly dividend to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our common stock dividend. Furthermore, as long as the preferred stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our common stock. Also, as discussed above, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations including, the guidelines of the Federal Reserve Board regarding capital adequacy and dividends.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Maryland law and of our charter and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

Resales of our common stock in the public market following the offering may cause its market price to fall.

We may issue shares of our common stock with aggregate sales proceeds of up to $100,000,000 in connection with this offering, subject to a maximum of 39,539,332 shares. The issuance of these new shares could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS

We currently expect to use the proceeds from the sale of our common stock from time to time hereunder for general corporate purposes including (without limitation) for possible repurchases of debt securities.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the Nasdaq under the symbol “HBAN”. The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the Nasdaq and the cash dividends declared on the common stock. As of April 22, 2009, we had approximately 395,393,322 shares of common stock outstanding. The last reported sales price of our common stock on the Nasdaq on April 23, 2009 was $3.47 per share.

			Dividends
	High	Low	Declared

2009
Second quarter (through April 23, 2009)	4.00	1.55	0.01
First quarter	8.00	1.00	0.01
2008
Fourth quarter	11.65	5.26	0.1325
Third quarter	13.50	4.37	0.1325
Second quarter	11.75	4.94	0.1325
First quarter	14.87	9.64	0.265
2007
Fourth quarter	18.39	13.50	0.265
Third quarter	22.93	16.05	0.265
Second quarter	22.96	21.30	0.265
First quarter	24.14	21.61	0.265

DIVIDEND POLICY

The payment of future dividends is subject to the discretion of our board of directors which will consider, among other factors, our operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions. After consideration of these factors, we reduced our quarterly common stock dividend to $0.01 per common share, effective with the dividend declared on January 22, 2009. The Federal Reserve, in its expectation that a bank holding company act as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Due to the challenges presented by the current economic and regulatory environment, we do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could further reduce or eliminate our common stock dividend. In any event, due to our participation in the CPP, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase our common stock dividend above $0.1325 except in limited circumstances.

As previously discussed in the section entitled “Risk Factors”, dividends from The Huntington National Bank are the primary source of funds for payment of dividends to our stockholders and there are statutory limits on the amount of dividends that The Huntington National Bank can pay to us without regulatory approval. As a result, for the year ended December 31, 2008, The Huntington National Bank did not pay any cash dividends to us and at December 31, 2008, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. As a result of the goodwill impairment during the first quarter of 2009, we believe that The Huntington National Bank will require regulatory approval to issue dividends to us for the foreseeable future. We don’t believe that the bank will receive regulatory approval to pay dividends to us in the near future, and there can be no assurances that we will receive such approval at any time during the duration of the dividend restriction.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue a total of 1,006,617,808 shares of all classes of capital stock, of which:

•	6,617,808 shares are designated as serial preferred stock, par value $0.01 per share,

•	434,891 shares of which (designated as 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock) are issued and outstanding as of the date of this prospectus supplement with a $1,000 liquidation preference per share (which we refer to as the “Series A Preferred Stock”);

•	1,398,071 shares of which (designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B) are issued and outstanding as of the date of this prospectus supplement with a $1,000 liquidation preference per share (which we refer to as the “Series B Preferred Stock”); and

•	1,000,000,000 shares are designated as common stock, par value $0.01 per share, 395,393,322 of which were outstanding as of April 22, 2009.

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized, within the limitations and restrictions stated in article fifth of our charter to establish the serial designations of the preferred stock and any such series of preferred stock (a) may have such voting powers full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights, all as are authorized by the board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such serial preferred stock.

Series A Preferred Stock.  In the second quarter of 2008, we completed the public offering of 569,000 shares of Series A Preferred Stock having a liquidation preference of $1,000 per share, for a total price of $569,000,000 before underwriting discounts and commissions and other expenses. Each share of the Series A Preferred Stock is generally non-voting and may be convertible at any time, at the option of the holder, into 83.6680 shares of our common stock, which represents an approximate initial conversion price of $11.95 per share of common stock. The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at our option, the Series A Preferred Stock will be subject to mandatory conversion into our common stock at the prevailing conversion rate, if the closing price of our common stock exceeds 130% of the then applicable conversion price for 20 trading days during any 30 consecutive trading day period. The Series A Preferred Stock is not redeemable.

Series B Preferred Stock.  On November 14, 2008, pursuant to the U.S. Treasury’s CPP, we issued to the U.S. Treasury 1,398,071 shares of Series B Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $1,398,071,000. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and the holders of the Series B Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series B Preferred Stock is generally non-voting. Prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem common stock or our other preferred stock except in limited circumstances. We may not redeem the Series B Preferred Stock without necessary bank regulatory approval.

Common Stock

Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including our preferred stock.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights except in certain limited transactions. All shares of common stock will have dividend, liquidation and other rights. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

The transfer agent and registrar for the common stock is Computershare Investor Services, Inc.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations”, “passive foreign investment companies”, non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holders sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Goldman, Sachs & Co. under which we may offer and sell up to 39,539,332 shares of our common stock having an aggregate offering price of up to $100,000,000 over time and from time to time through Goldman, Sachs & Co., as our sales agent, or to Goldman, Sachs & Co., for resale.

Subject to certain conditions, Goldman, Sachs & Co., if acting as sales agent, will use its reasonable efforts to solicit offers to purchase the shares of common stock on any trading day or as otherwise agreed upon by us and Goldman, Sachs & Co. From time to time, we will submit orders to Goldman, Sachs & Co. relating to the shares of common stock to be sold through Goldman, Sachs & Co., which orders may specify any price, time or size limitations relating to any particular sale. We may instruct Goldman, Sachs & Co. not to sell shares of common stock if the sales cannot be effected at or above a price designated by us in any such instruction. We or Goldman, Sachs & Co. may suspend the offering of shares of common stock by notifying the other.

We will pay Goldman, Sachs & Co. a commission equal to 2% of the gross proceeds of the shares sold pursuant hereto. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock generally are anticipated to occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell shares to Goldman, Sachs & Co. as principal for its own account at the then-current market price less a discount, which will equal the commission on an agency sale of shares of common stock described above. Goldman, Sachs & Co. may offer the shares of common stock sold to it as principal from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of 39,539,332 shares of our common stock, (ii) the sale of shares of our common stock having an aggregate offering price of $100,000,000 and (iii) the termination of the equity distribution agreement by either Goldman, Sachs & Co. or us.

The shares of common stock offered hereby may be sold on the Nasdaq or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, if agreed by us and Goldman, Sachs & Co., as sales agent, some or all of the shares of common stock covered by this prospectus supplement may be sold through:

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available and complied with.

All of our directors and executive officers have agreed that, subject to certain exceptions, through and including, (i) if the equity distribution agreement is terminated without any issuance of common stock pursuant thereto, the date 30 days after such termination, and (ii) in all other cases, the date 60 days after the date of the equity distribution agreement, they will not directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC (collectively the “covered shares”). The foregoing restriction is expressly agreed to preclude them from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such shares would be disposed of by someone other than them. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Goldman, Sachs & Co., in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Huntington; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $350,000. All expenses of this offering will be paid by us. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws.

Pursuant to the equity distribution agreement, we have agreed to provide indemnification and contribution to Goldman, Sachs & Co. against certain civil liabilities relating to the selling of our common stock, including liabilities under the Securities Act of 1933. Goldman, Sachs & Co. may engage in transactions with, or perform other services for, us in the ordinary course of business.

Goldman, Sachs & Co. and its related entities have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Among other things, Goldman, Sachs & Co. may purchase, as principals, loans originated or sold by us.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock we are offering will be passed upon for us by Venable LLP, Baltimore, Maryland. Additionally, certain legal matters relating to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Certain legal matters will be passed upon for the sales agent by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Huntington Bancshares Incorporated

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Junior Subordinated Debt Securities
Warrants
Guarantees
Stock Purchase Contracts for Preferred Stock

Huntington Capital III

Trust Preferred Securities

Huntington Capital IV
Huntington Capital V
Huntington Capital VI

Trust Preferred Securities
Normal Securities
Stripped Securities
Capital Securities

Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300

This prospectus is dated January 13, 2009. The securities listed above may be offered and sold, from time to time, by Huntington Bancshares Incorporated (which may be referred to as “we” or “us”), or by Huntington Capital III, Huntington Capital IV, Huntington Capital V, and Huntington Capital VI (the “Trusts,” and, collectively with us, the “Issuers”) and/or one or more selling securityholders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. The applicable Issuer will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Each of the Trusts is a statutory trust formed under the laws of the State of Delaware.

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “HBAN.” Our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock is listed and traded on the NASDAQ under the symbol “HBANP.”

These securities are unsecured obligations of the applicable Issuer and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we and/or the Trusts or one or more selling securityholders to be identified in the future may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

The following securities may be offered from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	junior subordinated debt securities;

•	warrants;

•	guarantees; or

•	stock purchase contracts for preferred stock.

Each of the Trusts may sell trust preferred securities — and Huntington Capital IV, Huntington Capital V and Huntington Capital VI may sell normal securities, stripped securities and capital securities — representing undivided beneficial interests in all or certain assets of the Trusts, which may be guaranteed by us. In addition, any combination of the securities described in this paragraph may be sold in one or more offerings from time to time by one or more selling securityholders to be identified in the future.

Each time we or the Trusts sell securities, the applicable Issuer will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information the Issuers incorporate by reference or present in this prospectus or the relevant prospectus supplement. The Issuers have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. The Issuers may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. The Issuers are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

The Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Issuers directly or through dealers or agents designated from time to time. If any of the Issuers, directly or through agents, solicit offers to purchase the securities, the applicable Issuer reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including The Huntington Investment Company, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the Trusts and the securities offered by us and the Trusts. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 10, 2008);

•	Quarterly Reports on Form 10-Q for the periods ending September 30, 2008, June 30, 2008, and March 31, 2008;

•	Current Reports on Form 8-K filed on November 18, 2008; November 14, 2008; November 10, 2008; October 27, 2008; October 16, 2008; August 18, 2008; August 1, 2008; July 22, 2008; July 17, 2008; June 20, 2008; May 8, 2008; May 6, 2008 (two Current Reports); April 22, 2008 (two Current Reports); April 16, 2008; March 17, 2008, March 7, 2008, March 6, 2008, March 4, 2008 (which amends the Current Report on Form 8-K dated July 1, 2007), February 28, 2008, January 22, 2008, January 17, 2008, January 10, 2008, and January 3, 2008;

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description; and

•	The description of our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on May 19, 2008, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements about the Issuers that are intended to be subject to the safe harbors created under U.S. federal securities laws. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and/or the Trusts’ business, financial condition and results of operations.

We and the Trusts encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Neither we nor the Trusts are under any obligation or intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if future events or experiences make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our and/or the Trusts’ business, results of operations, financial condition or prospects.

HUNTINGTON BANCSHARES INCORPORATED

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, New Jersey, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are available through the headquarters office in Columbus and limited purpose offices located in the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. At September 30, 2008, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities by an Issuer will be added to our general funds and will be available for general corporate purposes, including, among other things:

•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the last five fiscal years, and for the latest interim period for which financial statements are presented in this document, are indicated below.

	Nine Months Ended		Twelve Months Ended
	September 30,		December 31,
	2008		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges
Excluding interest on deposits	2.59	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.43	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	2.47	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.42	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, class, or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the Issuers by Wachtell, Lipton, Rosen & Katz and Venable LLP. Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Huntington Bancshares Incorporated

Common Stock

Goldman, Sachs & Co.